Exhibit 10.2
April 13, 2006

The Toronto-Dominion Bank	TD Banknorth Inc.
TD Tower, 4th Floor	P.O. Box 9540
55 King Street West	Two Portland Square
Toronto, Ontario M5K 1A2	Portland, Maine 04112-9540
     The purpose of this agreement (the “Agreement”) is to confirm the agreement of TD Banknorth Inc. (“TD Banknorth”) to sell, and the agreement of The Toronto-Dominion Bank to purchase, on the terms and conditions set forth below, shares of common stock of TD Banknorth in connection with TD Banknorth’s planned acquisition of Interchange Financial Services Corporation (“Interchange”) pursuant to an Agreement and Plan of Merger, dated as of April 13, 2006, between TD Banknorth and Interchange (the “Merger Agreement”). All defined terms herein shall have the meanings assigned thereto in the Merger Agreement.
     Pursuant to the Amended and Restated Stockholders Agreement between TD Banknorth and The Toronto-Dominion Bank, dated as of August 25, 2004 (the “Stockholders Agreement”), as long as The Toronto-Dominion Bank beneficially owns at least 25% of the outstanding TD Banknorth common stock, whenever TD Banknorth seeks to raise additional capital in the form of equity securities, whether for the purpose of funding an acquisition or for any other reason, TD Banknorth is required to offer to The Toronto-Dominion Bank the right to provide all or any portion of such additional capital in the form of an additional investment in shares of TD Banknorth common stock. This Agreement is being entered into pursuant to the exercise of The Toronto-Dominion Bank’s rights under the Stockholders Agreement.
     1. Sale and Purchase of Stock. Subject to the terms and conditions of the Merger Agreement, TD Banknorth hereby agrees to sell, and The Toronto-Dominion Bank hereby agrees to purchase, pursuant to the exemption from registration contained in Section 4(2) of the Securities Act, 13.0 million shares of TD Banknorth Common Stock at $31.17 per share on the Closing Date in order to provide TD Banknorth with a portion of the funds necessary to pay the aggregate Merger Consideration (the “TD Banknorth Stock Sale”). The TD Banknorth Common Stock to be issued in the TD Banknorth Stock Sale shall be in book entry-form and be accompanied by appropriate stop-transfer instructions to ensure compliance with applicable securities laws.

TD Banknorth
The Toronto-Dominion Bank
April 13, 2006

     2. Representations and Warranties. Each of TD Banknorth and The Toronto-Dominion Bank represents and warrants to the other as follows:
(a)	It has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the TD Banknorth Stock Sale. The execution and delivery of this Agreement and the performance and consummation of the TD Banknorth Stock Sale have been duly and validly approved by all requisite corporate and shareholder action of it and no other corporate or shareholder proceedings on the part of it are necessary to approve this Agreement or to perform or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by it and (assuming due authorization, execution and delivery by the other party hereto) constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b)	Except as set forth in Sections 4.4 and 5.4 of the Merger Agreement and any required approval of the Superintendent of Financial Institutions (Canada) (“OFSI”), no consents or approvals of, or filings or registrations with, any Governmental Entity, domestic or foreign, or with any other third party are necessary in connection with its execution and delivery of the Merger Agreement (in the case of TD Banknorth) and this Agreement (in the case of TD Banknorth and The Toronto-Dominion Bank) and the consummation by it of the transactions contemplated thereby, as applicable.
     3. Covenant. Each of TD Banknorth and The Toronto-Dominion Bank agrees to use its reasonable best efforts to promptly prepare and file all necessary applications and filings in order to obtain as promptly as practicable any required approval of the OFSI and any other Requisite Regulatory Approval required to be obtained by it in connection with the transactions contemplated by the Merger Agreement and this Agreement.
     4. Stock Exchange Listing. TD Banknorth shall use its reasonable best efforts to cause the shares of TD Banknorth Common Stock to be issued pursuant to the TD Banknorth Stock Sale to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time, and it shall be a condition to the consummation of the TD Banknorth Stock Sale that such shares be so listed.
     5. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (except to the extent that mandatory provisions of federal law are applicable).

TD Banknorth
The Toronto-Dominion Bank
April 13, 2006

     6. Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written,

TD BANKNORTH INC.

By:	/s/ Peter J. Verrill

Name: Peter J. Verrill
Title: Vice Chairman and Chief
Operating Officer

THE TORONTO-DOMINION BANK

By:	/s/ W. Edmund Clark

Name: W. Edmund Clark
Title: President and Chief
Executive Officer